Exhibit 99.1

Contact:	Marta Myers
913-360-5232

FOR IMMEDIATE RELEASE

MGP INGREDIENTS SHAREHOLDERS APPROVE SLATE OF DIRECTORS;
MANAGEMENT PRESENTATIONS FOCUS ON STRATEGY AND PRIORITIES

ATCHISON, Kan., October 18, 2007—MGP Ingredients, Inc. (Nasdaq/MGPI) today held its annual meeting of stockholders.  Three directors, Cloud Cray, Jr., John Speirs, and John Byom, who stood for re-election were approved with their terms expiring in 2010.  Chairman and CEO Ladd Seaberg presided over the presentation to stockholders.

Seaberg commented, “Fiscal 2007 was a milestone year for MGP Ingredients.  Among our significant accomplishments were record sales and profits. Last year we introduced a plan for taking MGP Ingredients to a higher level.  We called it ‘Driving Peak Performance.’  We set out goals - both strategic and financial - to demonstrate the potential to our employees for delivering more benefits to customers while creating more value for shareholders.  I am pleased to report that in our first year the company successfully responded to the challenge.  In distillery operations, for example, we achieved a 15 percent increase in annual capacity and managed to set several monthly production records.  With higher plant throughput and improved grain buying, we were able to lower our processing cost per gallon.

“One of our top priorities for the past year was to return our ingredients business to profitability.  This was no small feat in the face of higher wheat costs and the loss of a major pet treat customer.  We were able to cross the finish line, so to speak, in our fourth quarter as we reported a pre-tax profit from operations.  Our ingredients business has been completely reconfigured to provide a greater focus on value-added products and with a lower overall cost structure.  We are most proud of the new Technical Innovation Center which today houses our scientists and applications specialists as they collaborate with customers on developing new ingredient solutions.”

Recently appointed CFO Robert Zonneveld outlined the financial priorities, including: 1) achieving greater leverage on fixed assets; 2) continued cost control; 3) improved working capital management; and 4) reinvestment to support future growth.  “We’re also aiming for better collaboration between the different business functions and our people, looking for opportunities to simplify and standardize a lot of what we do,” he added.

President Timothy Newkirk said, “We made a number of key changes to the organization this past year.  Our goal is to expand the depth and scope of our business so we added experienced leaders with world-class backgrounds in the key areas of innovation, supply chain management, and finance.   In the short time we have worked

together as a new team, we are already envisioning new growth opportunities for our company.

“We made another significant change as part of our commitment to create more value for our shareholders.  As part of management’s long-term compensation, we created a performance-based program we call modified economic profit, or MEP.  We think that this is a better measure of true economic value created after taking into account the capital invested in the business.”

Regarding commodity prices, Newkirk stated, “We are on a constant drive to reduce the volatility in our key inputs of wheat and corn and the resulting impact on our cost of goods.  It remains one of our greatest challenges.  On the positive side, pricing and demand for our high-quality alcohol products is strong.  Despite the current weakness in ethanol pricing, we are confident that our existing plant investments and Midwest distribution network provide the basis for a competitive ethanol strategy.”

Seaberg concluded, “We are proud of our people for producing another record year.  This was accomplished with a lot of hard work.  Behind the scenes, however, are a number of accomplishments that will have lasting benefits.”

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products.  These include specialty and commodity proteins and starches for food and non-food applications, food grade alcohol for beverage and industrial applications, and fuel grade alcohol, commonly known as ethanol.  The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (VIII) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

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